Exhibit 99.1

Trilogy Metals Reports Year End Results

VANCOUVER, Feb. 2, 2018 /CNW/ - Trilogy Metals Inc. (TSX / NYSE American: TMQ) ("Trilogy Metals" or "the Company") announces its financial results for the year and fourth quarter ended November 30, 2017 and provides a review on its activities during 2017.  Details of the Company's financial results are contained in the audited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Highlights

•	Strong cash position of $15.4 million including $5.4 million at year end plus fully received $10 million from South32 Limited ("South32") in January 2018
•	Pre-Feasibility Study for the Arctic Project is on track for Q1 2018
•	Planning underway for the 2018 program at the Bornite Project

Review of 2017 Activities

South32 Option Agreement

On April 10, 2017, Trilogy Metals entered into an Option Agreement to form a Joint Venture with South32 on the Company's Upper Kobuk Minerals Projects ("UKMP Projects") ("Option Agreement"). Under the terms of the Option Agreement, Trilogy Metals granted South32 the right to form a 50/50 joint venture to hold all of the Company's Alaskan assets. Upon exercise of the option, the Company will transfer its Alaskan assets, including the UKMP Projects, and South32 will contribute a minimum of $150 million, to a newly formed joint venture.  For more information on the Option Agreement see the Company's press release on April 10, 2017 (https://Trilogy PR April 10 2017).

Bornite Project

In partnership with South32, we completed a $10 million exploration program at the Bornite Project. The focus of the 2017 program was to target high-grade copper mineralization north and east of the previously identified resources last drilled by the Company in 2013 and to define the edges of the mineralized system.

The 2017 exploration program was one of the larger programs in the history of drilling at the Bornite Project. We drilled nine diamond drill holes comprising 8,437 meters this field season to test the extension of the mineralization from the drill holes from our 2013 drill campaign. Drilling at the Bornite Project began in early June and wrapped up in mid-October with the results released throughout the fall.  Due to inclement weather, two holes (RC17-241 and 242) were stopped before reaching target depth and cemented in preparation for re-entry during the 2018 drill program. The 2017 drilling program doubled the size of the known mineralized footprint and continues to demonstrate that the high-grade Bornite copper resource system is open to further expansion.   Bornite drill results were released by the Company's on September 18, 2017 (https://Trilogy PR Sep 18 2017) and December 4, 2017  (https://Trilogy PR Dec 4 2017).

Early in December 2017, South32 committed to fund the $10 million 2018 program and budget for the Bornite Project. The funds, which represent the second tranche of $10 million under the Option Agreement, maintains the agreement in good standing, were fully received in January 2018.  Planning for the 2018 program is underway and will include in-fill and off-set drilling to better define and expand the high grade copper resources at Bornite.

Arctic Project

2017 continued to be a busy year at the Arctic Project. In the spring of 2017, we announced several milestones including the release of an updated mineral resource estimate, metallurgical, geotechnical and hydrogeological results in preparation for a pre-feasibility study ("PFS"). In early June 2017, we announced the engagement of Ausenco Engineering Canada Inc. to prepare the Arctic Project PFS technical report. The Company also engaged Amec Foster Wheeler to complete mine planning and SRK Consulting (Canada) Inc. to complete tailings and waste design, hydrology and environmental studies. The PFS study is on track to be completed in Q1 2018.

The summer field program for the Arctic Project PFS was conducted in July with the completion of 274 meters of geotechnical drilling and 26 test pits completed to determine site facility locations and mine design. We also completed geophysical ground surveys to evaluate ground conditions. We continued our environmental baseline program through the summer of 2017 which includes baseline data collection on aquatic and avian resources, ongoing water quality, hydrology and meteorology. The water quality program was expanded in 2017 to include additional sample locations and increased sample frequency. The field program information is currently being incorporated into the engineering design for the PFS.

We also completed 785 meters of infill drilling at Arctic in early September collecting core to provide two tonnes of material for an ore-sorting study.  The core collected during the program has been crushed and is currently being transported to begin the next phase of the ore sorting study. Drill results were announced on January 16, 2018 (https://Trilogy PR Jan 16 2018).

Corporate Developments

In December 2017, we announced the appointment of Mr. William Iggiagruk Hensley to the Company's Board of Directors. Mr. Hensley is an Alaska native leader who significantly contributed to the settlement of Alaska's Native claims with the United States federal government in 1971. He was elected to the Alaskan House of Representatives, served four full terms as an Alaskan Senator and two further terms through an appointment by Governor Steve Cowper. Willie Hensley was a founder of NANA, served for 20 years as a director, became the head of NANA Development Corporation and finally President of NANA. He was a founder of the Alaska Federation of Natives and served as director, executive director, president and co-chair.

Annual Financial Results

The following selected annual information is prepared in accordance with U.S. GAAP.

in thousands of dollars,
except for per share amounts
Selected financial results	Year ended November 30, 2017 $	Year ended November 30, 2016 $	Year ended November 30, 2015 $
General and administrative	1,385	1,337	1,346
Mineral properties expense	15,100	5,037	4,167
Professional fees	708	442	1,346
Salaries	975	1,003	1,085
Salaries – stock-based compensation	705	615	831
Unrealized loss (gain) on held for trading investments	1,645	(88)	-
Loss (gain) on sale of investments	580	(57)	-
Loss from continued operations for the year	8,712	8,712	9,134
(Income)/loss from discontinued operations for the year	-	(3,850)	398
Loss and comprehensive loss for the year	21,104	4,862	9,532
Basic and diluted loss per common share	$0.20	$0.05	$0.12

For the year ended November 30, 2017, we reported a net loss of $21.1 million (or $0.20 basic and diluted loss per common share) compared to a net loss for the corresponding period in 2016 of $4.9 million (or $0.05 basic and diluted loss per common share) and a net loss of $9.5 million for the corresponding period in 2015 (or $0.12 basic and diluted loss per common share). This variance was primarily due to the significantly increased size and magnitude of the field programs undertaken at our mineral properties in 2017 as well as a one-time gain on the sale of Sunward Investments Ltd. ("Sunward Investments"), which through a subsidiary, owned 100% of the Titiribi gold-copper exploration project in Colombia, in 2016.  Additionally, there were losses recognized on both the sale of investments as well as investments designated as held for trading in 2017 that did not exist in the two prior fiscal years. The investments consist of shares and warrants to purchase shares in Gold Mining Inc. ("GMI") that were acquired through the sale of Sunward Investments in 2016.

For the year ended November 30, 2017, we reported a net loss from continuing operations of $21.1 million (or $0.20 basic and diluted loss from continuing operations per common share) compared to a net loss for the corresponding period in 2016 of $8.7 million (or $0.08 basic and diluted loss from continuing operations per common share) and a net loss of $9.1 million for the corresponding period in 2015 (or $0.11 basic and diluted loss from continuing operations per common share).

The significant increase in the loss pertaining to 2017 relates to the size of the program undertaken at the UKMP in 2017. We executed a $15.1 million program at the UKMP in 2017, with $10.0 million on the Bornite Project funded by South32 under the Option Agreement. The 2017 field program consisted of 8,437 meters of exploration drilling at the Bornite Project, 274 meters of geotechnical drilling and 26 test pits completed to determine site facility locations and mine design at the Arctic Project, and 785 meters of infill drilling to collect material for an ore-sorting study at the Arctic Project. Additionally, significant engineering work was completed on the PFS study at the Arctic Project to be completed in Q1 2018. Comparably, in 2016, we executed a $5.0 million program on the Arctic Project and in 2015, a $4.2 million program on the Arctic Project. The programs in 2015 and 2016 were focused on moving the Arctic Project towards pre-feasibility compared to the significant programs undertaken at the Bornite and Arctic Projects in 2017. In 2016, we completed a drill program consisting of 3,058 meters at the Arctic Project and increased the environmental baseline data collection and engineering site investigations compared to the 2015 program. In 2015, we completed fourteen diamond drill holes amounting to 3,056 meters at the Arctic Project, as well as engineering and environmental site investigations. Mineral property expenses consist of direct drilling, personnel, community, resource reporting and other exploration expenses, as well as indirect project support expenses such as fixed wing charters, helicopter support, fuel, and other camp operation costs.

Additionally, the significant variance in 2016, compared to 2017 and 2015, relates to the gain recognized on the sale of Sunward Investments and the Titiribi Project of $4.4 million, pre-tax. This was a one-time event for which there is no comparable gain in prior years. As a result of the sale, the operations of Sunward Investments were reclassified as a discontinued operation, retrospectively. Expenses of $0.6 million for the year ended November 30, 2016 and $0.4 million for the year ended November 30, 2015 related to the Sunward Investments operations were reclassified to discontinued operations. As Sunward Resources Ltd. was purchased by the Company in June 2015, there are no amounts prior to June 2015 included in the consolidated results.

During the year ended November 30, 2017, the Company sold 2,525,000 common shares of GMI for proceeds of $3.5 million and realized a loss on sale of $0.6 million. For the year ended November 30, 2017, we recognized an unrealized loss on held for trading investments of $1.6 million on 2,365,000 common shares of GMI and 1,000,000 warrants to purchase a common share of GMI. During the year ended November 30, 2016, the Company sold 110,000 common shares of GMI for net proceeds of $0.2 million and realized a gain on sale of $0.06 million. For the year ended November 30, 2016, we recognized an unrealized gain on held for trading investments of $0.1 million.

Professional fees for the year ended November 30, 2017 were $0.7 million, an increase of $0.3 million from the $0.4 million incurred for the year November 30, 2016, and a reduction of $0.6 million from the $1.3 million incurred for the year ended November 30, 2015. Expenses in 2017 increased from 2016 due to the arrangement with South32 and preparatory costs incurred associated with the filing of a base shelf prospectus in Canada and the US. Costs in 2016 were down significantly from other years due to less corporate transaction activity as well as $0.2 million in costs related to the sale of Sunward recorded to discontinued operations. In 2015, expenses were incurred for legal and technical due diligence and regulatory approvals associated with the acquisition of Sunward.

Other variances for the year ended November 30, 2017 compared to  2016 and 2015 are as follows: (a) $1.4 million in general and administrative expenses in 2017 compared to $1.3 million in 2016 and 2015 due to a less favorable foreign exchange movement; (b) $1.0 million in salaries in 2017 and 2016 compared to $1.1 million in 2015 due to minor changes in staffing levels at the corporate office; and (c) $0.7 million in stock based compensation in 2017 compared to $0.6 million in 2016 and $0.8 million in 2015 due to minor changes in the number of eligible employees for annual stock option grants and the fair value of grants valued using the Black-Scholes model which is most sensitive to the Company's share price and future expected volatility.

The comparable basic and diluted loss per common share for 2017 of $0.20 is significantly higher than 2016 and 2015 due to the higher loss for the year. The basic and diluted loss per common share for 2016 of $0.05 is lower than 2017 and 2015 due to the gain on the sale of Sunward Investments recognized in the year. The 2015 basic and diluted loss per common share of $0.12 is also affected by the additional shares issued during 2015 as a result of the Sunward acquisition completed in June 2015 as well as a lower loss figure compared to 2017.

Fourth Quarter Results

During the fourth quarter of 2017, we had a loss of $6.7 million compared to income earned of $2.7 million in the fourth quarter of 2016. The earnings in the fourth quarter of 2016 were due to the gain on sale of Sunward Investments of $4.4 million offsetting net expenses of $2.0 million. There is no comparable gain on the sale of Sunward Investments in the fourth quarter of 2017 as it was a non-recurring item. We incurred $4.7 million of mineral property expenses in the fourth quarter of 2017 compared to $1.0 million of mineral property expenses in the fourth quarter of 2016. The increase in mineral property expenses is due to the length and size of the field program in 2017 compared to 2016. Our 2017 field program was a significantly larger program and longer program resulting in a significant portion of mineral property expenses incurred in the fourth quarter as we were operating through September and October of 2017. In 2016, the field program wrapped up during the third quarter. The difference in timing and size of the programs accounts for the significant movement between the periods.

Liquidity and Capital Resources

At November 30, 2017, we had $5.4 million in cash and cash equivalents. We expended $15.4 million on operating activities during the 2017 fiscal year compared with $8.9 million for operating activities for the same period in 2016, and expenditures of $8.4 million for operating activities for the same period in 2015. A majority of cash spent on operating activities during all periods was expended on mineral property expenses, general and administrative expenses, salaries and professional fees. The increase in cash spent in the year ended November 30, 2017 is mainly due to increased mineral property expenses of $10.1 million offset by an increase in accounts payable and accrued liabilities of $3.5 million.  As at November 30, 2017, the Company had consolidated cash of $5.4 million and working capital of $5.0 million. The Company continues to manage its cash expenditures through the sale of investments, funding from South32, and its working capital. The Company will need to raise additional funds to support its operations and administration expenses.  Future sources of liquidity may include debt financing, equity financing, convertible debt, exercise of options, or other means. The continued operations of the Company are dependent on its ability to obtain additional financing or to generate future cash flows.

During the years ended November 30, 2017, 2016 and 2015, we have not undertaken significant financing activities.

During the year ended November 30, 2017, we raised $13.5 million from investing activities. $10.4 million was raised through mineral property funding from South32, $3.5 million from proceeds from the sale of investments in GMI, net of $0.3 million expended on capital purchases. During the year ended November 30, 2106, we raised $0.2 million in sales from investments acquired through the sale of Sunward Investments. During the year ended November 30, 2015, we generated $19.4 million from investing activities through the acquisition of Sunward.

Through December 2017 and January 2018, the Company has received proceeds of C$1.4 million from the sale of investments in GMI.  In total, we have sold to the end of January 2018 3,675,000 GMI shares for gross proceeds of C$6.1 million and have a further 1,325,000 GMI shares which we will continue to sell.

Qualified Persons

Andrew W. West, Certified Professional Geologist, Exploration Manager for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101.  Mr. West has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within the Company's land package that spans approximately 143,000 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, anticipated timing and results of the PFS, the future operating or financial performance of the Company, planned expenditures and the anticipated activity at the UKMP Projects, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration plans and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; strategic plans; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving the interpretation of drill results, the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties as well as the construction of the access road; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, metal grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2017 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

The Arctic Technical Report and the Bornite Technical Report have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC"), and resource and reserve information contained therein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserves". Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility.  Under Canadian rules, estimated "inferred mineral resources" may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information concerning mineral deposits set forth in this press release or the Bornite Technical Report may not be comparable with information made public by companies that report in accordance with U.S. standards.

SOURCE Trilogy Metals Inc.

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%CIK: 0001543418

For further information: Company Contacts: Rick Van Nieuwenhuyse, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer; 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 07:30e 02-FEB-18